U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No. 0-18344

SOONER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

State of Incorporation:  Oklahoma
IRS Employer I.D. Number:  73-127526

127 Northwest 62nd Street, Suite A
Oklahoma City, OK   73118
(405) 848-7575
____________________________________________________
(Address and telephone number of registrant's principal
executive offices and principal place of business)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:   /_/.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:   /X/.

Securities Act registration file number to which this form relates :  ______ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001

Item 1.                                Description of Registrant’s Securities to be Registered.

The company is authorized to issue 100 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value.  The presently outstanding 12,688,016 shares of common stock are fully paid and non-assessable.  None of the preferred stock has been issued.

Common Stock

Voting Rights.  Holders of shares of common stock are entitled to one vote a share on all matters submitted to a vote of the shareholders.  Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights.  Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available therefor.

Liquidation Rights.  Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's preferred stock.

Preemptive Rights.  Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

Registrar and Transfer Agent.  The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034; telephone 469-633-0101.

Dissenters' Rights.  Under current Oklahoma law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares.  Dissenters' rights commonly arise in extraordinary transactions such as

•	mergers,

•	consolidations,

•	reorganizations,

•	substantial asset sales,

•	liquidating distributions, and

•	certain amendments to the company's certificate of incorporation.

Item 2.                      Exhibits.

           The following exhibits are filed, by incorporation by reference, as part of this Form 8-A.

Item No.	Description	Page no. (footnote)

3.1 thru 3.3	Articles of Incorporation, By-Laws and Amendments thereto	(1)

16	Letter of November 13, 2008 of Murrell, Hall, McIntosh & Co., PLLP of Oklahoma City, Oklahoma, our former principal independent registered public accountants, filed as an exhibit in our Form 8-K dated November 18, 2008, agreeing with the statements made concerning Sooner’s change of principal independent accountants.	(2)

Footnotes:

(1)	Incorporated by reference to our Form 10-KSB for the year ended December 31, 1995 (file no. 0-18344).
(2)	Previously filed by Sooner Holdings, Inc. on November 18, 2008, as an exhibit to our Form 8-K dated November 18, 2008, Commission File No. 000-18344; incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:           January 21, 2011
Sooner Holdings, Inc.

/s/ R.C. Cunningham II
By:
R.C. Cunningham II, President